Exhibit 99.4

FOR IMMEDIATE RELEASE

LIBERTY INTERACTIVE CORPORATION ANNOUNCES PLAN TO

RECAPITALIZE INTO TWO TRACKING STOCKS

Englewood, Colorado, February 23, 2012 - Liberty Interactive Corporation (Nasdaq: LINTA, LINTB) (“Liberty”) today announced that its board of directors has approved the recapitalization of its common stock into shares of the corresponding series of two new tracking stocks, Liberty Interactive and Liberty Ventures.

“We are pleased to announce the Board’s approval to recapitalize Liberty into two tracking stocks,” said Greg Maffei, President and CEO of Liberty.  “We expect this recapitalization to highlight each tracking stock’s operations and financial aspects of the attributed assets, provide greater investor choice, and raise capital while maintaining an optimal capital and tax efficient structure for Liberty.”

The Liberty Interactive tracking stock group initially will have attributed to it QVC, the eCommerce companies, a 34% stake in HSN, approximately $500 million of cash, $2 billion principal amount of QVC’s bonds, QVC’s $2 billion bank credit facility and approximately $1.1 billion principal amount of Liberty’s publicly traded senior notes and debentures.  Cash to be attributed to Liberty Interactive and Liberty Ventures will come from various sources including cash on hand, cash from operations and proceeds from QVC’s bank credit facility with an expected balance at closing of $1.3-1.5 billion.

The Liberty Ventures tracking stock group initially will have attributed to it Liberty’s interests in Expedia, TripAdvisor, Time Warner, Time Warner Cable, AOL, Interval Leisure Group, Tree.com and Liberty’s green-energy investments, approximately $1.25 billion of cash, additional cash raised from the exercise of Liberty Ventures subscription rights, and approximately $3 billion principal amount of Liberty’s publicly traded exchangeable debentures.

In the recapitalization, Liberty stockholders will receive one share of the corresponding series of Liberty Interactive group tracking stock for each share of series A or series B Liberty common stock they own and one share of the corresponding series of Liberty Ventures group tracking stock for every 20 shares of series A or series B Liberty common stock they own.  In addition, stockholders will also receive a subscription right to acquire one additional series A or series B share for every three shares of series A or three shares of series B Liberty Ventures tracking stock they receive in the recapitalization.

The subscription rights are being issued to raise capital for general corporate purposes of the Liberty Ventures tracking stock group, including investment in new business opportunities to be attributed to that group.  The subscription rights will:

•                  Enable the holders to acquire shares of the applicable series of Liberty Ventures common stock at a 20% discount to the 20 trading day volume weighted average trading price of the Liberty Ventures tracking stock following the closing of the recapitalization

•                  Become publicly traded, once the exercise price has been established

•                  Expire forty trading days following the closing of the recapitalization

The proposed recapitalization is intended to be tax-free to stockholders and its completion will be subject to various conditions, including the affirmative vote of a majority of the voting power of Liberty’s outstanding shares present in person or by proxy at the stockholder meeting, voting together as a single class, and the receipt of a tax opinion from counsel.  Subject to the satisfaction of the conditions to closing, the recapitalization is currently expected to occur this summer.

This announcement and Liberty’s fourth quarter and year end 2011 earnings will be discussed on a conference call today at 11:00 a.m. (ET).

Please call Premiere Conferencing at (888) 452-4034 or (719) 325-2145 at least 10 minutes prior to the call.  Callers will need to be on a touch-tone telephone to ask questions. The conference administrator will provide instructions on how to use the polling feature.

Replays of the conference call can be accessed through 2:00 p.m. (ET) on March 1st, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 1032754#.

In addition, the conference call will be broadcast live via the Internet. All interested participants should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the web cast. Links to the press release and replays of the call will also be available on the Liberty Interactive website. The conference call and related materials will be archived on the website for one year.

About Liberty Interactive Corporation

Liberty (Nasdaq: LINTA, LINTB) owns interests in a broad range video and online commerce businesses including QVC, Provide Commerce, Backcountry.com, Celebrate Interactive, Bodybuilding.com, Evite, and Expedia.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed recapitalization of Liberty’s common stock, a related rights offering and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed recapitalization. These forward looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including the most recent Form 10-K, for additional information about Liberty and about the risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of Liberty’s proposed new tracking stock or Liberty’s existing common stock.  The offer and sale of shares of the proposed tracking stock will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because they will contain important information about the issuance of shares of the proposed tracking stock. Copies of Liberty’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stock. Information regarding the directors and executive officers of Liberty and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

Contact:                                                   Courtnee Ulrich

(720) 875-5420